CAPE BANCORP, INC. REPORTS SECOND QUARTER 2011 RESULTS
Cape May Court House, New Jersey, July 29, 2011 Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended June 30, 2011.
For the quarter ended June 30, 2011, Cape Bancorp reported net income of $617,000 or $.05 per common and fully diluted share, compared to net income of $699,000, or $.06 per common and fully diluted share for the second quarter ended June 30, 2010. The current quarter reflects the recognition of a $1.8 million gain on the sale of bank premises, with the remaining gain of $1.6 million, to be recognized evenly over the initial three-year period. The loan loss provision for the second quarter of 2011 totaled $3.9 million compared to $1.7 million for the second quarter ended June 30, 2010. Net interest income declined $523,000 to $8.6 million in the second quarter ended June 30, 2011 from $9.1 million in the second quarter of 2010, primarily resulting from the year-over-year decrease in the commercial loan portfolio. The second quarter of 2010 included an other-than-temporary-impairment (OTTI) charge of $514,000 compared to no OTTI charge in the second quarter of 2011. During the second quarter of 2011, the Company recorded net losses on the sale of other real estate owned (OREO) of $63,000 compared to net losses of $17,000 recorded in the second quarter ended June 30, 2010. Total non-interest expense declined $379,000 from the second quarter of 2010 as a result of lower salary and benefits costs ($271,000), lower loan related expenses ($191,000) and reduced equipment expenses ($123,000). These reductions were partially offset by increases in professional services, OREO expenses and other operating expenses. The net interest margin decreased 16 basis points to 3.55% for the quarter ended June 30, 2011 from 3.71% for the quarter ended June 30, 2010.
Net income for the six month period ended June 30, 2011 totaled $8.9 million, or $.72 per common share and $.71 per fully diluted share, primarily as a result of the reversal of $7.7 million, or $.62 per share, of the deferred tax asset valuation allowance. This compares to $1.3 million, or $.11 per common and fully diluted share for the six months ended June 30, 2010. The six months ended June 30, 2011 included a provision for loan losses of $6.3 million, an OTTI charge of $211,000, loan related expenses of $717,000, OREO expenses of $262,000 (which included a $77,000 write-down of OREO properties), and net gains on the sale of investment securities totaling $148,000. The six month period ended June 30, 2010 included an OTTI charge of $3.1 million, a provision for loan losses of $2.0 million, net gains on the sale of OREO of $248,000, loan related expenses of $840,000, and OREO expenses totaling $437,000 (which included a $226,000 write-down of OREO properties).
Cape Bancorp’s total assets at June 30, 2011 totaled $1.068 billion, an increase of $6.7 million from the December 31, 2010 level of $1.061 billion.
Total net loans decreased to $755.3 million at June 30, 2011, from $772.3 million at December 31, 2010, a decrease of $17.0 million, or 2.20%. This change is the result of a decrease in commercial loans of $12.8 million, a decrease in mortgage loans of $1.4 million and a decrease in consumer loans of $2.0 million. The allowance for loan losses increased $794,000 from $12.5 million at December 31, 2010 to $13.3 million at June 30, 2011. The allowance for loan loss ratio increased to 1.73% of gross loans at June 30, 2011 from 1.60% of gross loans at December 31, 2010. The allowance for loan losses to non-performing loan coverage ratio increased to 28.97% at June 30, 2011 from 28.84% at December 31, 2010.
Delinquent loans increased $5.8 million to $40.5 million, or 5.27% of total gross loans at June 30, 2011 from $34.7 million or 4.43% of total gross loans at December 31, 2010. At June 30, 2011, the Company had $46.0 million in non-performing loans or 5.99% of total gross loans, an increase of $2.5 million from $43.5 million, or 5.54% of total gross loans, at December 31, 2010. Included in non-performing loans are troubled debt restructurings totaling $11.7 million at June 30, 2011 and $11.8 million at December 31, 2010 that were performing in accordance with their repayment terms.
OREO increased $1.4 million from $3.3 million at December 31, 2010 to $4.7 million at June 30, 2011, which consisted, of ten commercial properties and one residential property. During the three months ended June 30, 2011, the Company sold four residential OREO properties with an aggregate carrying value totaling $382,000. The Company recorded net losses on the sale of OREO of $63,000 in the second quarter of 2011 compared to net losses of $17,000 recorded in the second quarter of 2010. For the six months ended June 30, 2011, the Company sold five residential OREO properties and four commercial OREO properties with an aggregate carrying value of $1.3 million. For the six month period ended June 30, 2011, net gains of $63,000 recorded in the first quarter were offset by net losses of $63,000 recorded in the second quarter. This compares to net gains on OREO sales for the six months ended June 30, 2010 of $248,000. For the three month period ended June 30, 2011, the Company added three commercial and two residential properties to OREO with aggregate carrying values of $967,000 and $205,000, respectively.
Cape Bancorp’s total investment securities portfolio increased $14.3 million, or 9.06%, to $171.7 million at June 30, 2011 from $157.4 million at December 31, 2010 resulting from the reinvestment of the cash proceeds from the sale of the bank premises on May 31, 2011, cash flows generated from the loan portfolio and a $4.6 million increase in the fair market value of available-for-sale securities.

At June 30, 2011, Cape Bancorp’s total deposits increased $29.4 million, or 3.91% to $782.5 million from $753.1 million at December 31, 2010. The Company’s total borrowings decreased to $134.0 million at June 30, 2011 from $169.6 million at December 31, 2010, a decrease of $35.6 million, or 21.0%.
Cape Bancorp’s total equity increased to $144.5 million at June 30, 2011 from $132.2 million at December 31, 2010, an increase of $12.3 million or 9.34%. The increase in equity was primarily attributable to the net income of $8.9 million and a decrease in accumulated other comprehensive loss, net of tax of $3.0 million. At June 30, 2011 tangible book value was $9.13 per share an increase of $.93 per share from December 31, 2010 and an increase of $1.04 from June 30, 2010. Cape Bank continued to maintain its well capitalized status for regulatory purposes.
Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
We are pleased to announce our seventh consecutive quarter of earnings for the period ending June 30th. This contributed to the rise in tangible book value, which has increased over a dollar a share, from June 30, 2010, to end the quarter at $9.13. During this quarter, the bank completed the sale of the main office complex, continuing efforts to monetize shareholder value. Additionally, management has maintained focus on troubled credits, keenly aware of the value in working to reduce current levels. Unfortunately, these efforts are impeded by the extraordinarily slow pace of foreclosure in New Jersey. Despite the foreclosure headwinds, we were able to market and sell OREO and return funds to earning assets during 2011. Troubled credits increased in the quarter, but the bank maintains the discipline of prompt and appropriate provisioning and charging off.
The local economy is enjoying the second summer season of ideal weather which has led to strong tourist activity. While revenues don’t appear to be reaching prior peak levels, our customers are relaying that they are enjoying a modest increase over last year’s respectable level of business. This improved business has not yet translated into increased demand for loans. While the bank’s loan pipeline is improving, it is still below levels we had forecasted.
Looking forward, we believe the remainder of the year will be a continuation of business and economic trends seen in the first half of 2011. We expect the favorable yield curve to continue to support the profit model through year end.
SELECTED FINANCIAL DATA
(unaudited)
Cape Bancorp, Inc.

	Six Months Ended		Three Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	December 31, 2010	June 30, 2010

Statements of Income Data:
Interest income	$23,603	$25,394	$11,491	$12,220	$12,829
Interest expense	5,947	7,704	2,921	3,277	3,736

Net interest income	17,656	17,690	8,570	8,943	9,093

	Six Months Ended		Three Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	December 31, 2010	June 30, 2010

Provision for loan losses	6,311	1,952	3,911	2,844	1,708

Net interest income after provision for loan losses	11,345	15,738	4,659	6,099	7,385
Non-interest income	4,407	(423)	3,151	1,886	732
Non-interest expense	14,157	14,512	7,039	7,123	7,418

Income (loss) before income taxes	1,595	803	771	862	699
Income tax expense (benefit)	(7,266)	(531)	154	—	—

Net income (loss)	$8,861	$1,334	$617	$862	$699

Basic Earnings (loss) per share[1]	$0.72	$0.11	$0.05	$0.07	$0.06

Basic Average shares outstanding	12,388,490	12,344,317	12,394,089	12,360,688	12,349,609

Diluted Earnings (loss) per share[1]	$0.71	$0.11	$0.05	$0.07	$0.06

Diluted Average shares outstanding	12,397,409	12,344,317	12,409,282	12,362,065	12,349,609

Shares outstanding	13,313,521	13,313,521	13,313,521	13,313,521	13,313,521

Statements of Condition Data (Period End):
Investments	$171,664	$159,702	$171,664	$157,407	$159,702
Loans, net of allowance	$755,348	$774,477	$755,348	$772,318	$774,477
Allowance for loan losses	$13,332	$11,916	$13,332	$12,538	$11,916
Total assets	$1,067,751	$1,072,297	$1,067,751	$1,061,042	$1,072,297
Total deposits	$782,529	$786,516	$782,529	$753,068	$786,516
Total borrowings	$134,040	$149,033	$134,040	$169,637	$149,033
Total equity	$144,495	$130,863	$144,495	$132,154	$130,863

Statements of Condition Data (Average Balance):

	Six Months Ended		Three Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	December 31, 2010	June 30, 2010

Total interest-earning assets	$971,437	$985,357	$967,937	$967,580	$982,826
Total interest-bearing liabilities	$847,648	$873,047	$840,311	$845,267	$867,959

Operating Ratios:
ROAA	1.67%	0.25%	0.23%	0.33%	0.26%
ROAE	12.83%	2.05%	1.73%	2.55%	2.13%
Yield on Earning Assets	4.90%	5.20%	4.76%	5.01%	5.24%
Cost of Interest Bearing Liabilities	1.41%	1.78%	1.39%	1.54%	1.73%
Net interest margin	3.67%	3.62%	3.55%	3.67%	3.71%
Efficiency ratio	69.37%	71.09%	70.41%	67.56%	71.29%

Capital Ratios:
Tier 1 Leverage Ratio	9.92%	9.53%	9.92%	9.96%	9.53%
Tier 1 Risk-Based Capital Ratio	12.87%	11.87%	12.87%	12.65%	11.87%
Total Risk-Based Capital Ratio	14.12%	13.12%	14.12%	13.90%	13.12%
Tangible equity/tangible assets	11.63%	10.27%	11.63%	10.51%	10.27%
Book value	$10.85	$9.83	$10.85	$9.93	$9.83
Tangible book value	$9.13	$8.09	$9.13	$8.20	$8.09
Stock price	$10.00	$7.15	$10.00	$8.50	$7.15
Price to book value	92.17%	72.74%	92.17%	85.60%	72.74%
Price to tangible book value	109.53%	88.38%	109.53%	103.66%	88.38%

Quality Ratios:
Non-performing loans to total gross loans	5.99%	3.72%	5.99%	5.54%	3.72%
Non-performing assets to total assets	4.82%	3.11%	4.82%	4.41%	3.11%
Texas ratio	38.16%	27.47%	38.16%	38.46%	27.47%
Allowance for loan losses to non-performing loans	28.97%	40.74%	28.97%	28.84%	40.74%
Allowance for loan losses to total gross loans	1.73%	1.52%	1.73%	1.60%	1.52%
Net charge-offs to average loans	1.41%	0.84%	1.86%	1.50%	0.84%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.
DELINQUENCY TABLE
(unaudited)

	Delinquency Summary
Period Ending:	6/30/2011
Days	Balances	% total loans	# Loans
31-59	3,163,545	0.41%	16
60-89	3,380,703	0.44%	14
90+	33,947,994	4.42%	106

Total Delinquency:	40,492,242	5.27%	136

Non-Accrual Other*	12,072,612	1.57%	11

Total Delinquency and Non-Accrual:	52,564,854	6.84%	147

Total Loans:	768,680,375

Days	CML	IL	ML
31-59	2,148,616	365,034	649,896
60-89	2,639,722	196,712	544,270
90+	29,179,793	476,037	4,292,163

Total Delinquency:	33,968,131	1,037,783	5,486,329

Non-Accrual Other*	12,072,612

Total Delinquency and Non-Accrual by Type	46,040,743	1,037,783	5,486,329
Total Loans by Type	462,675,081	48,199,752	257,805,542

% of Total Loans in Type	9.95%	2.15%	2.13%
Total Delinquency and Non-Accrual		52,564,854	6.84%

Period Ending:	12/31/2010
Days	Balances	% total loans	# Loans
31-59	1,869,578	0.24%	8
60-89	1,085,508	0.14%	11
90+	31,710,306	4.04%	114

Total Delinquency:	34,665,392	4.42%	133

Non-Accrual Other*	11,755,732	1.50%	7

Period Ending:	12/31/2010
Days	Balances	% total loans	# Loans
Total Delinquency and Non-Accrual:	46,421,124	5.91%	140

Total Loans:	785,077,120

Days	CML	IL	ML
31-59	1,304,990	163,624	400,964
60-89	93,327	119,376	872,805
90+	26,259,908	795,170	4,655,228

Total Delinquency:	27,658,225	1,078,170	5,928,997

Non-Accrual Other*	11,755,732

Total Delinquency and Non-Accrual by Type	39,413,957	1,078,170	5,928,997
Total Loans by Type	475,680,751	50,183,488	259,212,881

% of Total Loans in Type	8.29%	2.15%	2.29%
Total Delinquency and Non-Accrual		46,421,124	5.91%

Period Ending:	6/30/2010
Days	Balances	% total loans	# Loans
31-59	838,816	0.11%	7
60-89	3,729,794	0.47%	21
90+	24,310,212	3.09%	87

Total Delinquency:	28,878,822	3.67%	115

Non-Accrual Other*	4,937,044	0.63%	11

Total Delinquency and Non-Accrual:	33,815,866	4.30%	126

Total Loans:	786,392,793

Days	CML	IL	ML
31-59	687,044	—	183,041
60-89	3,099,772	152,586	477,436
90+	18,975,433	623,116	4,680,395

Total Delinquency:	22,762,248	775,702	5,340,872

Non-Accrual Other*	4,937,044	—	—

Total Delinquency and Non-Accrual by Type	27,699,293	775,702	5,340,872
Total Loans by Type	496,552,053	48,395,645	241,445,095

Days	CML	IL	ML
% of Total Loans in Type	5.58%	1.60%	2.21%
Total Delinquency and Non-Accrual		33,815,866	4.30%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.
Forward Looking Statements
This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2010	March 14, 2011
10Q	Quarter ended March 31, 2011	May 4, 2011